EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-126244 on Form S-8 of our report dated March 30, 2009, relating to the financial statements of DSW Inc. and the effectiveness of DSW Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of DSW Inc. for the year ended January 31, 2009.
/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
March 30, 2009